FOR IMMEDIATE RELEASE
CONTACTS: 	Textron Inc.	Woodward Governor Company
Mary Lovejoy (investors)	Steve Carter (investors)
(401) 457-6009	(815) 639-6800

Steve Capoccia (media)		Rick Holm (media)
(401) 457-2364			(815) 639-6218

WOODWARD GOVERNOR COMPANY TO ACQUIRE FUEL SYSTEMS TEXTRON

PROVIDENCE, RI, AND ROCKFORD, IL, JUNE 1, 1998--Textron Inc. (NYSE: TXT) and Woodward Governor Company (Nasdaq: WGOV) today announced a definitive agreement under which Woodward will purchase Textron's Fuel Systems subsidiary for $160 million in cash. The transaction, which is subject to the Hart-Scott-Rodino Act, is expected to be completed by the end of June.

With 1997 revenues of $82 million, Fuel Systems Textron (FST), designs, develops, and manufactures fuel injection nozzles, spray manifolds, and fuel metering and distribution valves for gas turbine engines. FST serves the aircraft (military and commercial) and industrial engine markets, and also provides commercial repair and overhaul services.

"This acquisition is an important step towards our long-term objective of broadening our aircraft product lines to include integrated fuel delivery systems in addition to components," said John A. Halbrook, Woodward's chairman and chief executive officer. "FST's innovative technology, large installed base, and excellent relationships with key engine manufacturers will complement our capabilities in fuel metering and control devices, and open possibilities for new products and revenue growth in both our aircraft and industrial markets," he added.

"Woodward's commitment to being a systems integrator in the aircraft market makes them an excellent fit for Fuel Systems," said Textron President and COO Lewis B. Campbell. "This sale provides us with additional capital to redeploy into our core businesses in support of our stated goal of double-digit revenue growth. Textron is well positioned to achieve this goal for the third year in a row in 1998," he added.


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Woodward plans to finance the acquisition with a bank line of credit. The transaction is expected to have minimal impact on fiscal 1998 results, and be non-dilutive to Woodward's earnings per share in the 1999 fiscal year.

Textron will record a gain from this transaction, which will be used to enhance the competitiveness and profitability of Textron's core businesses. Actions being considered include acquisitions integration activity and the combining of certain businesses and product lines. It is expected the costs associated with these actions will approximate the after-tax gain.

Woodward Governor Company, with fiscal 1997 sales of $442 million, was founded in 1870 and provides innovative engine controls and fuel delivery systems designed for a wide variety of applications. Serving global markets with locations worldwide, the company is a leading producer of controls systems and components for aircraft and industrial engines and turbines. In addition to the aviation industry, the company's products and services are used in the marine, locomotive, large off-road vehicle, power generation, gas generation and process manufacturing industries. Woodward employs more than 3,400 people.

Fuel Systems Textron Inc., based in Zeeland, MI, is a leading maker of fuel systems components for aircraft and industrial gas turbine engines with facilities located in Zeeland, MI; Harvard, IL; and Greenville, SC. FST employs over 440 people.

Textron Inc. is a $10.5 billion, global multi-industry company with market leading operations in Aircraft, Automotive, Industrial, and Finance.

The Woodward Governor Company designs and manufactures engine fuel delivery and engine controls systems, subsystems and components.

With corporate headquarters and a plant in Rockford, Illinois, USA, the company has additional plants in Fort Collins, Colorado; Loveland, Colorado; Rockton, Illinois; and Buffalo, New York, USA. It also has plants in Sydney, Australia; Campinas, Brazil; Tianjin, China; Reading, England; Aken, Germany; Kelbra, Germany; Ballabgarh, Haryana, India; Tomisato, Japan; Kobe, Japan; Hoofddorp, The Netherlands; Rotterdam, The Netherlands; Prestwick, Scotland; and Singapore.

WOODWARD GOVERNOR COMPANY
SERVING PRIME MOVER CONTROL AND ACCESSORY MARKETS
CORPORATE HEADQUARTERS     ROCKFORD, ILLINOIS  61125-7001   U.S.A.
ESTABLISHED 1870